Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

FOR IMMEDIATE RELEASE

BALLANTYNE OF OMAHA SECOND QUARTER NET INCOME

RISES 52% TO $0.8 MILLION, OR $0.06 PER DILUTED SHARE

- 2004 Second Quarter Revenues Increase 23% to $11.7 Million -

- Gross Profit Margin Increases to 27.8% -

OMAHA, Nebraska (August 3, 2004) Ballantyne of Omaha, Inc. (OTC BB: BTNE), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the three- and six-month periods ended June 30, 2004.

Net revenues for the three months ended June 30, 2004 rose 23% to approximately $11.7 million from $9.4 million in the year-ago period due to a 28% increase in sales of the Company’s theater equipment.  Reflecting increased volume and efficiencies in the manufacturing process, gross profit in the quarter rose 36% to $3.2 million, or 27.8% of revenues, from $2.4 million, or 25.3% of revenues, in the year-ago second quarter.  Results for the 2004 second quarter reflect a reduction in selling expense of approximately $0.2 million for the recovery of fraudulent expense claims submitted by a former employee.  Having previously recovered $0.3 million of insurance proceeds pursuant to the incident during the 2003 fourth quarter, the Company has now exhausted all efforts to recover lost sums and does not expect to receive any additional monies.

Net income for the three-month period rose 52% to approximately $0.8 million, or $0.06 per diluted share, compared to net income of $0.6 million, or $0.04 per diluted share, in the year-ago quarter.  Per share results are based on a weighted average number of shares outstanding of 13,560,628 and 13,049,122 for the second quarters of 2004 and 2003, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Second quarter results demonstrate the strength of the financial recovery among our customers in the motion picture exhibition industry, which drove demand for all of our theater product line segments during the period.

-more-

Sales of replacement parts were also very strong, rising 30% to approximately $2.2 million from the year-ago second quarter levels.  Additionally, sales to foreign customers again increased, rising 31% to approximately $3.4 million.

“Our balance sheet remains healthy, with cash increasing to $12.9 million, negligible debt and net working capital rising to $22.6 million.  Historically, demand for our motion picture projection equipment has always been strongest in the second half of the year, and assuming no material changes in current economic conditions develop, we expect those business trends to continue.”

Net revenues for the six months ended June 30, 2004 rose 35% to approximately $23.0 million from $17.0 million in the comparable year-ago period due to a 43% increase in sales of the Company’s theater equipment.  Gross profit during the first six months of 2004 rose 70% to $6.4 million, or 27.9% of revenues, from $3.8 million, or 22.2% of revenues, in the first six months of 2003.  Net income for the six-month period ended June 30, 2004 rose 881% to approximately $1.7 million, or $0.13 per diluted share, compared to net income of approximately $0.2 million, or $0.01 per diluted share, in the year-ago period.  Per share results are based on a weighted average number of shares outstanding of 13,543,569 and 12,950,531 for the first six months of 2004 and 2003, respectively.

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net revenues	$11,657,967	$9,440,461	$22,955,379	$16,969,971
Cost of revenues	8,420,804	7,052,420	16,560,482	13,206,603
Gross profit	3,237,163	2,388,041	6,394,897	3,763,368

Operating expenses:
Selling	627,385	789,929	1,371,432	1,564,064
General & administrative	1,313,536	979,138	2,344,734	2,111,056
Total expenses	1,940,921	1,769,067	3,716,166	3,675,120

Income from operations	1,296,242	618,974	2,678,731	88,248

Other income (expense)	20,469	(13,219)	(19,482)	125,920

Income before interest and taxes	1,316,711	605,755	2,659,249	214,168

Net interest income	17,248	15,278	18,607	25,049

Income before income taxes	1,333,959	621,033	2,677,856	239,217

Income tax expense	488,644	63,573	977,546	65,853
Net income	$845,315	$557,460	$1,700,310	$173,364

Earnings per share

Basic	$0.07	$0.04	$0.13	$0.01
Diluted	$0.06	$0.04	$0.13	$0.01

Weighted average shares outstanding:
Basic	12,812,270	12,626,500	12,767,265	12,617,349
Diluted	13,560,628	13,049,122	13,543,569	12,950,531

Selected Balance Sheet Items

	June 30, 2004	December 31, 2003
	(Unaudited)

Cash and cash equivalents	$12,932,894	$8,761,568
Accounts receivable, net	5,494,334	6,698,725
Inventories, net	13,322,161	12,459,852
Current portion of long-term debt	25,079	24,253
Long-term debt	55,556	68,306
Customer deposits	2,807,983	566,434
Accounts payable and accrued expenses	6,903,464	7,230,850
Total stockholders’ equity	$30,858,129	$29,089,089

Selected Cash Flow Statement Items  (Unaudited):

	Six Months Ended June 30,
	2004	2003
Net income	$1,700,310	$173,365
Depreciation and amortization	563,912	624,353
Net cash provided by operating activities	4,632,808	733,095
Capital expenditures	(519,088)	(332,722)
Net cash used in investing activities	(518,288)	(42,722)
Net cash provided by financing activities	56,806	5,700
Net increase in cash & cash equivalents	4,171,326	1,169,304
Cash & cash equivalents at beginning of period	8,761,568	6,276,011
Cash & cash equivalents at end of period	$12,932,894	$7,445,315

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